Exhibit 10.1

STRATEGIC ADVISOR AGREEMENT

This Strategic Advisor Agreement (“Agreement”) is made as of November 17, 2025 (the “Effective Date”), by and between CleanCore Solutions, Inc. (“Company”), and Dogecoin Ventures LLC (the “Strategic Advisor”).

WHEREAS Company desires to retain the services of the Strategic Advisor to provide certain consulting, sales and business development services and the Strategic Advisor has agreed to provide such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the adequacy of which is acknowledged by the Strategic Advisor and Company (collectively the “Parties,” or singularly a “Party”), the Parties hereby agree as follows:

1. Services.

(a) The Strategic Advisor shall provide the services (the “Services”) specified attached hereto as Exhibit A, and such future services that shall, from time to time, be instructed pursuant to this Agreement (each a “Scope of Work”).

(b) The Strategic Advisor shall devote the time and attention necessary to properly perform its obligations under this Agreement and shall promptly comply with all directions, instructions and requests of Company or its designated members.

2. Manner, Time, and Place of Services. The Strategic Advisor shall act in good faith and devote its best efforts to perform the Services under this Agreement. All Services shall be performed at a location or locations to be agreed upon by both Parties.

3. Commencement and Termination.

(a) This Agreement shall commence on the Effective Date and shall continue for a period of thirty-six (36) months, unless earlier terminated pursuant to Section 3(b) below (the “Term”).

(b) Either Party may terminate this Agreement for Cause (as defined below) upon written notice specifying the breach, which breach is not cured within thirty (30) days after receipt of such notice, with accrued payment of Services due seven (7) following termination, subject to Section 3(c). Company may terminate this Agreement without Cause upon ninety (90) days’ prior written notice and payment of the balance of the Term payable thirty (30) days after the date of termination. “Cause” means (a) willful misconduct or gross negligence in the performance of duties under this Agreement; or (b) a material breach of any provision of this Agreement.

(c) Notwithstanding anything contained in this Section 3, if the Strategic Advisor defaults in its performance of this Agreement or breaches this Agreement prior to the date of termination, Company, it its sole discretion, may reduce any payments paid to the Strategic Advisor by the amount of losses or damages incurred by Company as a result of, or arising from, the Strategic Advisor’s default or breach by giving written notification to the Strategic Advisor.

4. Compensation for Services.

(a) As full compensation for the Services provided by the Strategic Advisor, Company agrees that the Strategic Advisor will be paid the following:

i.	Monthly Advisory Fee: $83,333 per month, payable in arrears within fifteen (15) days following the end of each calendar month.

ii.	Equity Compensation: (x) 6,000,000 shares of restricted stock under Company’s 2022 Equity Incentive Plan, and (y) 4,000,000 shares of restricted stock, each granted on the Effective Date; such shares vest immediately upon grant.

iii.	Additional Bonus: the Strategic Advisor shall be eligible for additional bonus awards at the discretion of Company’s Board of Directors based on performance and achievement of strategic milestones payable in equity and/or cash at Company’s discretion.

(b) The consideration set forth in this Section 4 shall be the sole consideration due to the Strategic Advisor for the Services rendered hereunder. The Strategic Advisor shall be entitled to no other compensation, fee, expense, or commission under this Agreement.

(c) The Parties understand and acknowledge the following.

(i)	Neither Party shall engage in the securities business as a broker or a dealer (“Securities Business”), or conduct of such Securities Business, unless registered in accordance with Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”);

(ii)	The Strategic Advisor shall not receive, and Company shall not pay, any compensation for Securities Business unless registered in accordance with Section 15 of the Exchange Act; and

5. Independent Contractor.

(a) It is understood and agreed that the Strategic Advisor shall perform the Services as an independent contractor. Nothing contained herein or in any document executed in connection herewith shall be construed to create (i) a partnership or joint venture relationship between Company and the Strategic Advisor or (ii) an employer-employee relationship between Company and the Strategic Advisor.

(b) It is understood that the compensation or any other amounts the Strategic Advisor receives under this Agreement shall not be considered salary. Company shall have no monetary obligations whatsoever to the Strategic Advisor under this Agreement except for the payments provided for in Section 4 of this Agreement.

(c) Company shall not withhold and the Strategic Advisor shall be personally and solely responsible for all federal and state taxes, withholding, workers’ compensation insurance, disability insurance, social security, self-employment contributions, and all other related insurance and benefits imposed by law upon an employer for the benefit of its employees.

(d) The Strategic Advisor acknowledges that it shall not have the right or entitlement in or to any of the pension, retirement, or other benefit programs now or hereafter available to Company’s employees, including without limitation workers’ compensation, disability insurance, or vacation or sick leave pay.

(e) The Strategic Advisor shall pay and is responsible for all wages, salaries, payroll taxes and contributions, and all other amounts due its employees performing Services hereunder. The Strategic Advisor hereby agrees to indemnify and hold Company harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing, governmental or regulatory authority as a result of or in connection with said payments and/or the Strategic Advisor’s failure to pay any and all applicable taxes or contributions.

6. Excluded term.

7. Standard of Performance. The Strategic Advisor represents and agrees that at all times the work performed hereunder will represent its best efforts, will be of the highest professional standards and quality, and will be performed in good faith and in the best interests of Company.

8. Limitations on the Strategic Advisor’s Authority. The Strategic Advisor shall have no authority to, and shall not, make any representations, warranties, or commitments binding Company without Company’s prior written consent.

9. Representations and Warranties.

(a) Company represents and warrants to the Strategic Advisor that it has the unlimited legal right to enter into this Agreement and future agreements.

(b) The Strategic Advisor represents and warrants to Company that:

(i)	it has the unlimited legal right to enter into this Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law;

(ii)	it has not and shall not become a party to any other agreement of any kind which conflicts with this Agreement; and

(iii)	its signing of this Agreement and the performance of the Services hereunder is not and will not be in violation of any other contract, agreement or understanding to which the Strategic Advisor is a party or by which the Strategic Advisor is bound. The Strategic Advisor shall indemnify and hold harmless Company from any and all damages, claims and expenses arising out of or resulting from any claim that this Agreement violates any such contracts or agreements.

10. Severability and Enforceability. The provisions of this Agreement shall be severable and, if any provision of this Agreement is held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof, and the remainder of this Agreement.

11. Non-Waiver. The failure by one Party to require performance of any provision shall not affect that Party’s right to require performance at any time thereafter, nor shall a waiver of any breach or default of this Agreement constitute a waiver of any subsequent breach or default or a waiver of the provision itself. All waivers by either Party hereto must be contained in a written instrument signed by both Parties.

12. Statute of Limitations. The Parties agree that any action in relation to a breach or an alleged breach of this Agreement shall be commenced within one (1) year of the date of the breach, or alleged breach. Any action not brought within such time period shall be barred, without regard to any other limitations period set forth by law or statute.

13. Notice. Any notice or communication permitted or required by this Agreement shall be deemed effective when sent via electronic mail or personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate Party at the address set forth below:

Notices to the Strategic Advisor:

Dogecoin Ventures LLC

2300 East Las Olas Blvd., 4th Floor

Fort Lauderdale, FL 33301

Attention:

Email:

Notices to Company:

CleanCore Solutions, Inc.

5920 S. 118th Circle

Omaha, NE 68137

Attention: Clayton Adams

Email:

14. Confidentiality.

(a) The Strategic Advisor recognizes and acknowledges that during its engagement by Company, the Strategic Advisor is likely to receive, develop or otherwise acquire certain confidential and proprietary information of Company, including but not limited to, customer or client lists, the identity, address and/or telephone numbers of clients, affiliates, agents, brokers, buyers, sellers, financiers and/or bank accounts, transaction codes, other capital sources, participating investment banks and commercial banks and/or entities, Company information, marketing lists, information, techniques, materials and plans, trade secrets and practices of Company, copyrighted material of Company, contacts, sales reports, sales and supplier lists, price lists, financial information, operating manual and forms, plans, notes, computer programs, systems, procedures, analyses, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, and research and development procedures, test results, marketing and development plans, pricing policies, business plans, information relating to customers and/or suppliers’ identities (including but limited not to key personnel and contact details, characteristics and agreements, financial information and projections and all other knowledge or information of a confidential or proprietary nature with respect to the clients, vendors and employees), agreements, compilations of information, records, specifications, and other data concerning Company and its methods of operations, which Company has acquired through years of investment in time, expense and effort (“Confidential Information”).

The term “Confidential Information,” as used herein, means information or material not generally known by non-Company personnel (a) which gives Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Company (b) which is owned by Company or in which Company has an interest (including information conceived, originated, discovered or developed in whole or in part by the Strategic Advisor); or (c) which is either (i) marked “Confidential Information,” “Proprietary Information” or other similar marking, (ii) known by the Strategic Advisor to be considered confidential and proprietary by Company or (iii) from all the relevant circumstances should reasonably be assumed by the Strategic Advisor to be confidential or proprietary to Company. Confidential Information also includes any information described above which Company obtains from another party and which Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by Company as set forth in Section 14 herein.

(b) The Strategic Advisor agrees that all such Confidential Information is the exclusive property of Company, irrespective of whether such information was created or prepared by the Strategic Advisor or others. The Strategic Advisor hereby covenants and agrees that the Strategic Advisor and its employees, representatives and agents will not, in any way whatsoever, either during the term of this Agreement or at any time thereafter (nor will the Strategic Advisor assist any other person to do so), directly or indirectly, contact Company’s clients, transaction banks, bank accounts, affiliates, their employees, agents, or other contact sources, on matters relating to the subject business, or contract or negotiate with a confidential source, make any use of the Confidential Information, or reveal, report, publish, disclose to any person, firm, association, partnership corporation, or other entity (other than those in Company’s organization qualified and authorized to receive such information) for any purpose or reason whatsoever. The Strategic Advisor and its employees, representatives and agents shall maintain such Confidential Information in the same duty of care as they would their own confidential information.

(c) The Strategic Advisor and its employees, representatives and agents shall not, in any way or manner, solicit or accept business from sources or their affiliates that are made available by Company, at any time or in any matter, without express written permission of Company. Further, the Strategic Advisor and its employees, representatives and agents shall not, in any way or manner, use (or assist any person to use) such Confidential Information for any purpose except for the benefit of Company and in connection with the Services provided by the Strategic Advisor to Company under this Agreement.

(d) Confidential Information shall not include any information the Strategic Advisor can demonstrate was or is: (i) at the time of disclosure to it, in the public domain; or (ii) after disclosure to it, published or otherwise becomes part of the public domain through no fault or act of the Strategic Advisor; or (iii) disclosure is required to the extent required by law, regulation, order of a court or governmental agency. However, the Strategic Advisor shall give Company prompt notice (to the extent such notice is not prohibited by law or applicable order) to permit Company an opportunity to obtain a protective order, or otherwise protect the confidentiality of such information.

(e) The Strategic Advisor understands that all Confidential Information is important and unique and that it materially affects Company’s goodwill and its successful conduct of business.

(f) The Strategic Advisor shall not retain or remove from Company’s possession any Confidential Information of any type or description without the express written consent of Company. If the Strategic Advisor or its employees, agents or representatives wrongfully disclose Company’s Confidential Information, the Strategic Advisor shall immediately take such commercially reasonable actions as may be requested by Company to obtain the return of such Confidential Information, at the Strategic Advisor’s own expense.

15. Third Party Information. The Strategic Advisor recognizes and acknowledges that Company has received and, in the future, will receive from third parties confidential information in which Company is required to keep confidential and/or use for limited purposes. The Strategic Advisor agrees that such information shall constitute Confidential Information and shall be kept confidential in accordance with the terms set forth in Section 14 herein.

16. Non-Solicitation of Company Clients and Employees.

(a) The Strategic Advisor acknowledges and agrees that Company’s clients materially affect the worth and value of Company as an ongoing business such that the loss of any client adversely affects Company as a business entity because each client is a special and unique Company asset. As a result, the Strategic Advisor agrees that during the Term and for a period of two (2) years following termination of this Agreement, subject to applicable tolling, the Strategic Advisor will not, and will not cause another person to, directly or indirectly, solicit, contact, take away, divert or take any action to divert, or accept business from any of Company’s clients or potential clients negotiating with Company at the time of the Strategic Advisor’s termination, regardless of whether the Strategic Advisor had personal contact with such person or whether such person had an oral or written contractual relationship with Company during the Term, did business with the Strategic Advisor on behalf of Company, or whether the Strategic Advisor came to know such party either directly or indirectly while engaged by Company.

(b) During the term of this Agreement and for a period of one (1) year following its termination for any reason, the Strategic Advisor agrees not (i) to induce or influence (or seek to induce or influence) either directly or indirectly or by action in concert with other any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Company to (x) terminate his or her employment or engagement with Company or (y) assist with a competing business and (ii) to solicit or cause to solicit for employment or a consulting engagement or employ or retain as a consultant, independent contractor or employee directly or indirectly, any person who was employed or engaged by Company in any capacity during the term of this Agreement.

(c) the Strategic Advisor and Company agree that if the Strategic Advisor violates or breaches any covenant or agreement in Section 16 hereof, the injury, loss, and actual damages that Company will sustain will be difficult to quantify or establish. The Strategic Advisor agrees that, if it violates or breaches any covenant or agreement in this Section 16, Company shall be entitled to, and the Strategic Advisor shall pay to Company as liquidated damages, the sum of three (3) times the previous fiscal year’s Commissions paid to the Strategic Advisor for Company client which has ceased doing business with Company as a result of the Strategic Advisor’s solicitation, or $1,000,000.00, whichever is larger. The Strategic Advisor acknowledges that the foregoing liquidated damages amount is reasonable and commensurate with the anticipated loss to Company resulting from such violation or breach and is an agreed upon fee and is not imposed as a penalty. The foregoing liquidated damages shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or under this Agreement.

17. Non-disparagement. Neither Party will publicly disparage, insult, ridicule or criticize the other Party or any of its members, directors, officers, employees, or agents.

18. Company’s Remedies for the Strategic Advisor’s Breach; Injunctive Relief. The Strategic Advisor acknowledges that any breach or threatened breach by the Strategic Advisor of any of the provisions in Sections 14 15, 16, and 17 of this Agreement will result in irreparable and continuing harm to Company for which there is no adequate remedy at law. The Parties agree that in the event of any such breach or threatened breach by the Strategic Advisor, damages will be difficult to estimate or measure. Notwithstanding any other provision hereof, and in addition to any other right or remedy available, the Strategic Advisor agrees that Company shall be entitled to specific performance and injunctive relief in the event of any such breach or threatened breach. Company shall be entitled to recover any and all monetary damages, including, without limitation, liquidated damages, which Company may incur and the recovery of all reasonable attorney’s fees and costs incurred by Company in obtaining such relief, and any appeal thereof. The Strategic Advisor consents that such injunctive relief may be granted without the necessity of Company’s posting any bond, except to the extent otherwise required by applicable law. The Strategic Advisor further agrees that the grant of injunctive relief and the enforcement of the terms of this Agreement shall not deprive it of its ability to operate its business.

If the Strategic Advisor breaches its obligations in Sections 14, 15 16 and 17, the period of time where the Strategic Advisor may not solicit shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, arbitration, or other action, including all appeals. The restriction period shall continue upon the effective date of any settlement, judicial or other resolution.

19. Return of Company Property. Upon termination of this Agreement, or at any time Company so requests, the Strategic Advisor, at its own expense, shall deliver to Company immediately any and all property belonging to Company and all material containing or constituting Confidential Information in its possession, in whatever media or form, including any copies in the Strategic Advisor’s possession or control, whether prepared by the Strategic Advisor or by others.

20. Mutual Indemnification. The Parties agree to defend, indemnify and hold each and its employees, affiliates, and agents, harmless from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees), claims, and causes of actions, that the Parties may sustain or incur, (a) arising out of any breach or alleged breach of any of the representations and warranties of the Parties contained herein, (b) arising out of directly or indirectly from any breach or alleged breach of any covenant contained herein, (c) arising out of, directly or indirectly, from the Parties alleged or actual errors, omissions, negligence, intentional wrongdoing, or fraud, (d) any activity by the Parties outside the scope of their affiliation with each other, which affiliation is limited solely to the providing Services described herein, (e) claims for benefits, compensation, or any other amounts by any individual employed or retained by the Parties, or (f) that are caused, directly or indirectly, by or as a result of the performance by the Parties, provided that nothing herein shall be construed to require the Parties to indemnify each other from or against the knowing, material, willful, and gross negligent acts of parties or their employees.

21. Conflict of Interest. Company agrees that the Strategic Advisor may perform services for others during the term of this Agreement so long as the performance of such services does not interfere with the Strategic Advisor’s obligations under this Agreement and does not interfere with the completion of the Services for Company during the Term.

22. Advertising. The Strategic Advisor shall submit to Company all advertising, sales promotion, press releases, and other publicity relating to this Agreement or the Services performed hereunder wherein Company’s name or mark is mentioned; and the Strategic Advisor further agrees not to publish or use such advertising, sales promotion, press releases, or publicity without Company’s prior written approval.

23. Further Assurances. Each Party covenants that at any time, and from time to time, during the Term of this Agreement, it will execute additional instruments and take such actions as may be reasonably be requested by another Party to confirm or otherwise carry out the intent and purposes of this Agreement.

24. Limitation of Recourse. There shall be no liability under this Agreement of, nor any recourse under this Agreement against, any manager, officer, director, shareholder, member, beneficial owner, trustee, partner, affiliate, employee, or agent of Company. The Strategic Advisor agrees not to assert any claim arising out of or related in any manner to this Agreement against any individual or organization other than the company expressly identified in the preamble of the Agreement as entering into the Agreement, i.e., the contracting Party.

25. Dispute Resolution. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any agreement entered into in connection with this Agreement or any engagement contemplated hereby or thereby. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to its principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby. The Parties agree not to raise, and hereby waive, any objections or defenses based upon venue or forum non conveniens or unavailability of witnesses. The prevailing Party in such, action, or proceeding shall be entitled to recover and be reimbursed by the non-prevailing Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ and accounting fees, court costs and all expenses, incurred by the prevailing Party and, even if not taxable as court costs, including, without limitation, all such fees, costs and expenses incident to appeals – related directly or indirectly thereto - incurred in that action or proceeding, in addition to any other relief to which such party may be entitled

26. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties, and replaces and supersedes any and all prior or contemporaneous written or oral agreements, representations, and warranties between them respecting the subject matter hereof.

27. Amendment. This Agreement may be amended only by a writing signed by both Parties.

28. Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either Party.

29. Survival of Obligations. The Parties agree that the provisions of this Agreement that by their nature and context are intended to survive the termination or expiration of this Agreement, including but not limited to Sections 14, 15, 16, 17, 18, 19 and 20 of this Agreement, shall continue in full force and effect and shall survive termination of this Agreement

30. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Strategic Advisor its successors and assigns, and Company and to Company’s successors and assigns.

31. Assignment. Nothing in this Agreement shall be construed to permit the assignment by the Strategic Advisor of any of its rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of Company. Further, the Strategic Advisor shall not sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement without prior written consent of Company. Company may assign any or all of its rights and obligations under this Agreement.

32. Expenses. [Reserved]

33. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument. Copies of this Agreement signed by one or both Parties transmitted via facsimile and/or electronic mail shall be deemed to be as valid and binding as original signatures.

34. Time is of the Essence. Time is of the essence for the completion of the work described in this Agreement.

35. Force Majeure. Company shall not be liable for failure to perform its obligations under this Agreement, or for any consequential loss and/or damage, if such failure results from an occurrence beyond its reasonable control and without its fault or negligence and which it is unable to prevent or provide against by the exercise of reasonable diligence, including (but not limited to) acts of God, civil commotion, military or terrorist activity, sabotage, floods, unusually severe weather conditions which could not reasonably have been anticipated, lightning, fires, explosions or other catastrophes.

36. Review by Counsel. The Strategic Advisor acknowledges that the Strategic Advisor has been advised to consult an attorney of the Strategic Advisor’s choice before signing this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year set forth below.

CleanCore Solutions, Inc.		Dogecoin Ventures LLC

By:	/s/ Clayton Adams	By:	/s/ Devlin DeFrancesco
Name:	Clayton Adams	Name:	Devlin DeFrancesco
Title:	Chief Executive Officer	Title:	Founder/CEO

Date:November 17, 2025		Date:November 17, 2025

EXHIBIT A

Scope of Work

1.	Partnership Development and Implementation

o	Identify, structure, and implement strategic partnerships with leading financial, technology, and distribution platforms, including but not limited to 21Shares, Robinhood, and Maxim Group.

o	Support negotiation, documentation, and integration of such partnerships to maximize commercial and strategic value for Company.

2.	Financing Strategy

o	Advise on, design, and assist in the implementation of financing strategies intended to enhance Company’s managed Net Asset Value (mNAV).

o	Provide input on transaction structuring, investor engagement, and capital allocation initiatives.

3.	Additional Strategic Support

o	Provide such other strategic advisory services as may be reasonably requested by Company’s Founder or Board of Directors from time to time.

11